Exhibit 99
January 26, 2006
H&P ANNOUNCES FIRST QUARTER EARNINGS AND MORE RIG CONSTRUCTION
     Helmerich & Payne, Inc. reported record net income of $50,814,000 ($0.96 per diluted share) from operating revenues of $255,388,000 for its first fiscal quarter ended December 31, 2005, compared with net income of $39,310,000 ($0.77 per diluted share) from operating revenues of $174,679,000 during last year’s first fiscal quarter ended December 31, 2004.
     Included in this year’s first quarter net income are gains from the sale of portfolio securities of $1,721,000 ($0.03 per diluted share). Last year’s first quarter net income included $16,060,000 of gains from the sale of portfolio securities and $5,500,000 net income from the sale of two drilling rigs, or a total of $21,560,000 ($0.42 per diluted share).
     Income from the Company’s U.S. land rig operations continued to rise significantly, with cash margins per rig day increasing by 18% over the previous quarter. Pre-tax operating income for this year’s first quarter in the U.S. land rig operations was $70,991,000, compared with $25,588,000 for last year’s first quarter, and $56,028,000 for last year’s fourth quarter. Average revenue per rig day rose to $20,198 and cash margins per rig day to $11,019 for this year’s first quarter, compared with $13,363 revenue per rig day and $5,563 cash margin per rig day for the first quarter of last year. During the fourth quarter of fiscal 2005, average rig revenue per day was $18,563 and average rig margin per day was $9,317. Average U.S. land rig utilization during the first quarter of FY 2006 was 97%, compared with 92% during last year’s first quarter, and 95% during last year’s fourth quarter.
     U.S. offshore platform operating income increased to $5,111,000, compared with $4,168,000 for last year’s first quarter, and $4,720,000 for last year’s fourth fiscal quarter. Although active during the fourth quarter of 2005, three rigs that were at various stages of mobilization during that quarter began regular drilling operations at higher revenue and margins per day during the first quarter of fiscal 2006. The more profitable activity helped offset the loss of activity and income of Rig 201 which was damaged by Hurricane Katrina. Utilization for the first quarter of fiscal year 2006 was 64%, compared with 56% during last year’s first quarter, and 65% for last year’s fourth quarter.
     International operating income rose to $9,302,000 for the first quarter of 2006, compared with $6,197,000 for the first quarter of fiscal year 2005, and $3,910,000 during the fourth quarter of fiscal 2005. Most of the sequential improvement in operating income is a result of improved profitability in Ecuador and Venezuela during the first quarter, and lower fourth quarter income resulting from a $1.9 million non-recurring accounting adjustment. Utilization for the first quarter of fiscal year 2006 was 83%, compared with 71% during last year’s first quarter, and 85% for last year’s fourth quarter.
(over)

January 26, 2006
News Release
     The first quarter of fiscal 2006 is the first period that the Company is required, according to FAS 123(R), to include stock-based compensation expense in its financial statements. As a result, general and administrative expense for the first quarter included $2.7 million of pre-tax stock-based compensation expense. Pre-tax stock-based compensation expense for the second, third, and fourth quarters of 2006 is expected to total approximately $3.9 million, $1.6 million, and $1.6 million, respectively. The first two quarters of fiscal 2006 include expense amortization acceleration brought about by the previously announced retirement of a Company executive on March 1, 2006.
     The Company also announced today that the number of customer commitments for the construction of additional FlexRigs® continues to increase. A total of 14 exploration and production companies have now committed to 54 new FlexRigs. These include ten new FlexRig3s and 44 new FlexRig4s, all of which will be built as a result of contracts executed with durations of at least three years. The total investment required for the construction of the 54 new rigs is estimated at $609 million. The first of the 54 new rigs commenced operations earlier this month in western Colorado. Approximately 30 new FlexRigs are expected to be completed by September 30, 2006, the end of the Company’s fiscal year. At that time, the Company expects to be delivering new FlexRigs at the rate of four per month.
     Company President and C.E.O., Hans Helmerich commented, “The Company experienced solid increases in operating income across the board in its three business segments. We are very upbeat about Helmerich & Payne’s position in this strong up cycle. Including the newest FlexRig4 that recently commenced operations in Colorado, the 54 announced new builds will provide a 42% increase in total units to our entire drilling fleet over the next 18 months. Market leadership in new build technology and the resulting orders for new rigs provide exciting shareholder growth prospects and outstanding investment returns with attractive, fixed contract terms.”
     Helmerich & Payne, Inc. is a contract drilling company that owns 91 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 international rigs, for a total of 129 rigs. Included in the total fleet of 129 rigs are 51 H&P-designed and operated FlexRigs.
     Helmerich & Payne, Inc.’s conference call/webcast is scheduled for this morning and can be accessed at http://www.hpinc.com under Investors and will begin at 11:00 a.m. ET (10:00 a.m. CT). If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.
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January 26, 2006
News Release
     The information to be disclosed in the conference call and webcast shall include forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Helmerich & Payne, Inc. from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.
*FlexRig® is a registered trademark of Helmerich & Payne, Inc.
Contact: Doug Fears
(918) 588-5208
Juan Pablo Tardio
(918) 588-5383
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News Release
January 26, 2006
HELMERICH & PAYNE, INC.
Unaudited
(in thousands, except per share data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	September 30	December 31
	2005	2005	2004
Operating revenues:
Drilling – U.S. Land	$157,335	$172,754	$109,188
Drilling – U.S. Offshore	26,011	29,520	20,356
Drilling — International	47,180	50,257	42,471
Real Estate	2,684	2,857	2,664

	233,210	255,388	174,679

Operating costs and expenses:
Operating costs	137,188	140,596	111,252
Depreciation	25,643	22,923	23,262
General and administrative	10,496	11,938	9,246

	173,327	175,457	143,760

Operating income	59,883	79,931	30,919

Other income (expense):
Interest and dividend income	1,984	2,530	961
Interest expense	(2,960)	(2,580)	(3,309)
Gain on sale of investment securities	656	2,720	26,349
Income from asset sales	1,160	973	10,816
Other	(610)	(513)	(2)

	230	3,130	34,815

Income before income taxes and equity in income of affiliates	60,113	83,061	65,734

Income tax provision	24,553	32,802	27,130

Equity in income of affiliates net of income taxes	561	555	706

NET INCOME	$36,121	$50,814	$39,310

Earnings per common share:
Basic	$0.70	$0.98	$0.78
Diluted	$0.68	$0.96	$0.77

Average common shares outstanding:
Basic	51,616	51,993	50,543
Diluted	52,748	53,087	51,256
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News Release
January 26, 2006
HELMERICH & PAYNE, INC.
Unaudited
(in thousands)
CONSOLIDATED CONDENSED BALANCE SHEETS

	12/31/05	9/30/05
ASSETS

Cash and cash equivalents	$301,578	$288,752
Other current assets	245,673	211,045

Total current assets	547,251	499,797

Investments	192,166	178,452
Net property, plant, and equipment	1,018,971	981,965
Other assets	3,387	3,136

TOTAL ASSETS	$1,761,775	$1,663,350

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$116,227	$89,481
Total noncurrent liabilities	303,076	294,631
Long-term notes payable	200,000	200,000
Total shareholders’ equity	1,142,472	1,079,238

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,761,775	$1,663,350

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News Release
January 26, 2006
HELMERICH & PAYNE, INC.
Unaudited
(in thousands)
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended
	December 31
	2005	2004

OPERATING ACTIVITIES:
Net income	$50,814	$39,310
Depreciation	22,923	23,262
Changes in assets and liabilities	(11,529)	10,546
Gain on sale of assets	(3,557)	(37,165)
Other	1,823	(1,140)

Net cash provided by operating activities	60,474	34,813

INVESTING ACTIVITIES:
Capital expenditures	(53,654)	(10,507)
Proceeds from sale of assets	4,528	87,553

Net cash provided by (used in) investing activities	(49,126)	77,046

FINANCING ACTIVITIES:
Dividends paid	(4,291)	(4,166)
Proceeds from exercise of stock options	3,718	4,535
Excess tax benefit from stock-based compensation	2,051	—

Net cash provided by financing activities	1,478	369

Net increase in cash and cash equivalents	12,826	112,228
Cash and cash equivalents, beginning of period	288,752	65,296

Cash and cash equivalents, end of period	$301,578	$177,524

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News Release
January 26, 2006
SEGMENT REPORTING

	Three Months Ended
	September 30,	December 31,
	2005	2005	2004
	(in thousands except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$157,335	$172,754	$109,188
Direct operating expenses	82,852	84,215	66,978
General and administrative expense	2,543	3,082	1,866
Depreciation	15,912	14,466	14,756

Operating income	$56,028	$70,991	$25,588

Activity days	7,994	8,035	7,588
Average rig revenue per day	$18,563	$20,198	$13,363
Average rig expense per day	$9,246	$9,179	$7,800
Average rig margin per day	$9,317	$11,019	$5,563
Rig utilization	95%	97%	92%

U.S. OFFSHORE OPERATIONS
Revenues	$26,011	$29,520	$20,356
Direct operating expenses	17,443	20,308	12,847
General and administrative expense	1,103	1,437	834
Depreciation	2,745	2,664	2,507

Operating Income	$4,720	$5,111	$4,168

Activity days	654	644	563
Average rig revenue per day	$29,782	$36,339	$25,793
Average rig expense per day	$17,838	$22,986	$14,251
Average rig margin per day	$11,944	$13,353	$11,542
Rig utilization	65%	64%	56%

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News Release
January 26, 2006
SEGMENT REPORTING

	Three Months Ended
	September 30,	December 31,
	2005	2005	2004
	(in thousands except days and per day amounts)
INTERNATIONAL OPERATIONS
Revenues	$47,180	$50,257	$42,471
Direct operating expenses	36,870	35,693	30,855
General and administrative expense	794	606	653
Depreciation	5,606	4,656	4,766

Operating income	$3,910	$9,302	$6,197

Activity days	2,024	2,028	1,823
Average rig revenue per day	$19,168	20,285	$19,208
Average rig expense per day	$14,416	13,512	$13,346
Average rig margin per day	$4,752	6,773	$5,862
Rig utilization	85%	83%	71%

Per day calculations for international operations exclude gains and losses from translation of foreign currency transactions.

Operating statistics exclude the effects of offshore platform and international management contracts, and do not include reimbursement of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$8,943	$10,463	$7,789
U.S. Offshore Operations	$4,213	$3,753	$1,471
International Operations	$4,207	$5,125	$3,099

REAL ESTATE
Revenues	$2,684	$2,857	$2,664
Direct operating expenses	583	801	1,027
Depreciation	589	603	562

Operating income	$1,512	$1,453	$1,075
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News Release
January 26, 2006
The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended
	September 30,	December 31,
	2005	2005	2004
Operating income
U.S. Land	$56,028	$70,991	$25,588
U.S. Offshore	4,720	5,111	4,168
International	3,910	9,302	6,197
Real Estate	1,512	1,453	1,075

Segment operating income	$66,170	$86,857	$37,028
Corporate general & administrative	(6,056)	(6,813)	(5,893)
Other depreciation	(791)	(534)	(671)
Inter-segment elimination	560	421	455

Operating income	$59,883	$79,931	$30,919

Other income (expense):
Interest and dividend income	1,984	2,530	961
Interest expense	(2,960)	(2,580)	(3,309)
Gain on sale of investment securities	656	2,720	26,349
Income from asset sales	1,160	973	10,816
Other	(610)	(513)	(2)

Total other income (expense)	230	3,130	34,815

Income before income taxes and equity in income of affiliates	$60,113	$83,061	$65,734

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